Exhibit 99.2

Company Contact:	J. Gentry Barden, Esq.
Senior Vice President & General Counsel
HealthSpring, Inc.
(615) 401-4531
HealthSpring, Inc. Reports 2006 Third Quarter Results;
Increases 2006 GAAP EPS Guidance to $1.36-$1.43

Net Income of $31.1 Million, or $0.54 per Diluted Share
NASHVILLE, Tenn. (November 2, 2006) — HealthSpring, Inc. (NYSE:HS) today announced its results for the third quarter and nine months ended September 30, 2006. Highlights for the 2006 third quarter included:
•	Medicare Advantage members of 111,494 at September 30, 2006; up 19.7% year over year and 3.6% over the 2006 second quarter;
•	2006 third quarter total revenue of $343.9 million; an increase of 47.5% over the 2005 third quarter and 6.5% over the 2006 second quarter; and
•	Net income before preferred dividends for the third quarter of $31.1 million, an increase of $22.3 million over the 2005 third quarter, and up $10.0 million over the 2006 second quarter.
Commenting on 2006 third quarter results, Herb Fritch, Chairman, President, and Chief Executive Officer, said, “HealthSpring’s third quarter results reflect strong financial and operating performance, driven by our model focused on effective and efficient medical management. We also continued to benefit, like others in our industry, from better-than-anticipated margins in our Part D business for the quarter.”
Third Quarter Results
Net income available to common stockholders for the quarter ended September 30, 2006, increased to $31.1 million, or $0.54 per diluted share, compared with $4.1 million, or $0.13 per diluted share, in the 2005 third quarter.

($ in thousands)
	Three Months Ended
	September 30,		Percent
	2006	2005	Change
Premium revenue	$332,298	$226,780	46.5%
Total revenue	343,861	233,121	47.5
Medical expense	256,439	179,227	43.1
SG&A	37,839	31,909	18.6
Adjusted EBITDA (1)	49,676	23,715	109.5
Net income before preferred dividends	31,053	8,815	252.3

(1) See “Supplemental Information” note 1 herein for the reconciliation of HealthSpring’s non-GAAP Adjusted EBITDA to GAAP Net Income.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
On January 1, 2006, the Company began offering prescription drug benefits in accordance with Medicare Part D, in addition to continuing to provide medical benefits, to its Medicare Advantage plan members. HealthSpring sometimes refers to these plans after January 1, 2006, collectively as Medicare Advantage plans and separately as Medicare Advantage (without prescription drug benefits) and Medicare Advantage (including MA-PD) plans. As of January 1, 2006, the Company also began offering prescription drug benefits on a stand-alone basis in accordance with Medicare Part D. HealthSpring refers to these as “stand-alone PDP” or “PDP” plans. For purposes of reporting membership and financial results, including premium revenue and medical expense, the Company distinguishes between Medicare Advantage (including MA-PD) plans and PDP plans. Prior to this quarter, however, the Company reported financial results by distinguishing between Medicare (without Part D) and Part D. See “Supplemental Information” Note 2 for a table conforming the presentation of Medicare premium revenue in the prior two quarters to the discussion contained herein.
During the quarter ended September 30, 2006, the Company received retroactive risk adjustment payments of approximately $14.4 million from CMS for its Medicare Advantage plans (including MA-PD) through July, which payments are reflected as additional premium revenue in the third quarter. By comparison, retroactive risk adjustment payments reflected as additional premium in the quarter ended September 30, 2005 were $8.2 million. PDP premiums for the third quarter of 2006 include approximately $1.0 million for risk adjustment payments. The September 2006 quarter payments resulted in a favorable after-tax impact on net income of approximately $7.3 million, or $0.13 per share.
The Company’s results include pre-tax income for PDP of $7.2 million for the three-month period ended September 30, 2006. PDP pre-tax income for the nine months ended September 30, 2006, was $8.8 million and includes expenses for non-HealthSpring members, net of expected recoveries related to CMS’s plan-to-plan reconciliation process. PDP benefit costs are proving, as anticipated, to be disproportionately higher in the first half of 2006, compared with the last half of 2006, under the benefit design.
Third quarter results for 2006 include an after-tax charge of $1.0 million, or approximately $0.02 per basic and fully diluted share, for stock compensation expense measured in accordance with FAS 123R.
Operating Highlights
Medicare Revenue
•	Medicare Advantage plan membership increased to 111,494 as of the end of the third quarter, up 19.7% year over year and up 3.6% over the prior quarter.
•	Medicare Advantage (including MA-PD) premiums were $279.7 million for the 2006 third quarter, reflecting an increase of 43.7% over the 2005 third quarter. Medicare premium revenue for each of the 2006 and 2005 third quarters include retroactive risk adjustment payments received from CMS, as discussed above. For the nine months ended September 30, 2006, Medicare Advantage (including MA-PD) premiums were $773.7 million, reflecting an increase of 55.4% over the same period in 2005.
•	PDP membership at third quarter end was 88,262. PDP premiums were $22.5 million for the 2006 third quarter and include retroactive risk adjustment payments from CMS, as discussed above. For the nine months ended September 30, 2006, PDP premiums were $77.6 million.
•	Medicare premiums (including premiums related to Part D) represented 91.0% of total premium revenue and 87.9% of total revenue for the 2006 third quarter.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
Commercial Revenue
•	Commercial membership was 36,011 at September 30, 2006, compared with membership of 41,937 at the end of the 2005 third quarter.
•	Commercial premiums were $30.0 million for the 2006 third quarter, reflecting a decrease of 6.6% compared with the 2005 third quarter, primarily attributable to the 14.1% decrease in commercial membership.
Medical Expense
•	Medicare Advantage (including MA-PD) medical loss ratio, or MLR, was 76.8% for the 2006 third quarter, and was flat compared with the prior year’s third quarter. The MLR decreased by 220 basis points from the 2006 second quarter, primarily as a result of the third quarter risk adjustment payment and the second quarter settlement of disputed contractual claims with a hospital provider.
•	The MLR for the Company’s PDP was 62.5% for the 2006 third quarter and 84.1% for the nine months ended September 30, 2006. PDP medical expense for the nine months includes prescription drug costs incurred by the Company, primarily in the 2006 first quarter, on behalf of persons who were not members of a HealthSpring plan for which the Company continues to seek recovery pursuant to CMS’s plan-to-plan reconciliation process.
•	Commercial MLR was 91.9% for the 2006 third quarter and 89.2% for the nine months ended September 30, 2006.
SG&A
•	SG&A expense in the 2006 third quarter increased by $5.9 million, or 18.6%, over the 2005 third quarter, primarily as a result of growth, implementation of Part D, and public company expenses, including expenses incurred in connection with the recently completed secondary offering of common stock by certain Company stockholders. The 2005 third quarter SG&A expense included $1.7 million of transaction expenses related to the Company’s recapitalization on March 1, 2005.
•	SG&A expense represented 11.0% of total revenue in the 2006 third quarter compared with 13.7% in the prior-year period and 11.1% in the second quarter of 2006.
Income Taxes
•	The Company’s effective tax rates for the three- and nine-month periods ended September 30, 2006, were 34.0% and 35.5%, respectively. The tax rate for the third quarter reflects adjustments related primarily to the completion of the 2005 tax return and state tax planning, which adjustments resulted in an increase of $0.02 per share in net income in the quarter.
•	Prior 2006 periods reflect an effective rate of 37.1%. The Company expects the effective rate for the 2006 full year will approximate 35.5%.
Balance Sheet Highlights
•	At September 30, 2006, the Company’s cash and cash equivalents were $267.1 million, $62.9 million of which was held at unregulated subsidiaries. This amount includes approximately $60.6 million of advances from CMS for reinsurance payments and low income cost subsidies for which the Company assumes no risk and which is included in funds held for the benefit of members on the Company’s balance sheet.
•	Net cash provided by operating activities for the nine months ended September 30, 2006, was $82.1 million, or 1.4x net income.
•	Days in claims payable were 39 at the end of the 2006 third quarter compared with 38 at the end of the second quarter 2006 and 40 at the end of 2005.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
AHC Transaction Status
The Company and America’s Health Choice Medical Plans, Inc. (“AHC”), a Florida-licensed HMO, mutually have agreed to terminate the previously announced agreement for the Company to acquire the stock of AHC. The Company continues to manage the operations of AHC under the terms of the existing management agreement and the parties are continuing discussions regarding a potential transaction. No assurance can be given, however, that satisfactory terms, including valuation, will be agreed to by the parties or that an AHC acquisition can be completed on such renegotiated terms or at all.
Revised 2006 Guidance
•	Membership: The Company is revising its estimates for Medicare Advantage membership at 2006 year end to be in the range of 112,000 to 115,000. The Company revises its estimate for PDP membership at the end of the year to be approximately 88,000 lives. Commercial lives are projected to be 28,000 to 30,000 at year-end.
•	Revenue: The Company maintains its estimate that 2006 total revenue will be between $1.25 billion and $1.35 billion, with approximately 90% of total premium revenue for the year attributable to Medicare premiums.
•	MLRs: The Company continues to estimate that Medicare Advantage (including MA-PD) MLR will be below 79.0% for the full year. PDP MLR is now expected to be between 80% and 82% for the full year. Commercial MLR now is projected to be between 89% and 91% for the year.
•	EPS: The Company is increasing its estimate of GAAP earnings per share for 2006 to be in the range of $1.36 to $1.43. This estimate does not take into account any management fees from America’s Health Choice in the 2006 fourth quarter. On a non-GAAP pro-forma basis (assuming the IPO took place on January 1, 2006), the 2006 EPS range would be $1.42 to $1.49 after adjusting for the elimination of pre-IPO items, including preferred dividends, minority interest, interest expense, and tax expense, and adding incremental FAS 123R compensation expense. See “Supplemental Information” Note 1 herein.
Recapitalization
HealthSpring, Inc. (“HealthSpring” or the “Company”) completed a recapitalization on March 1, 2005, which was accounted for as a purchase, of NewQuest, LLC (its “Predecessor”), resulting in the Predecessor becoming a wholly owned subsidiary of HealthSpring. The information included in this release compares results for HealthSpring for the nine-month period ended September 30, 2006, with the combined results of the Predecessor for the two months ended February 28, 2005, and for HealthSpring for the seven-month period from March 1, 2005 to September 30, 2005. Per share amounts for the nine-month period ended September 30, 2005, are not comparable with results for the same period in 2006 because the ownership of the Predecessor was composed of member units, and HealthSpring ownership is represented by common stock.
Conference Call
A live audio webcast of the conference call regarding third quarter results will begin at 9:00 a.m. ET on Friday November 3, 2006. The public may access the conference call through HealthSpring’s website, www.myhealthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (719) 457-2625, confirmation number 4534942. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
About HealthSpring, Inc.
HealthSpring, Inc. is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding future operating and earnings guidance; amounts recoverable under CMS’s plan-to-plan reconciliation process; full year effective tax rates; and whether the Company can renegotiate satisfactory terms for the acquisition of AHC. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
The following important factors could cause actual results to differ materially from those in the forward-looking statements: changes in utilization patterns; changes in medical cost trends; methods for calculating Part D risk corridor adjustments; additional retroactive risk adjustments by CMS; marketing expenses related to limited open enrollment; contractual disputes with providers; regulatory actions or changes; changes in tax estimates, assets, or liabilities and valuation allowances related thereto; the continuation of the management agreement with AHC; expenses relating to the termination or renegotiation of the AHC acquisition; and the participation by other plans in CMS’s plan-to-plan reconciliation process. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and in the Company’s Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission on October 2, 2006. Except as required by law, the Company assumes no obligation to update any forward-looking statement publicly, or to update the reasons actual results could differ materially from those predicted in any forward-looking statement, even if new information becomes available in the future.
Supplemental Information
1. Non-GAAP Measures
The Company believes that the non-GAAP measures used in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and investors in analyzing financial and business trends regarding the Company’s ongoing business and operating performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
This press release includes a presentation of the following non-GAAP financial measures:
The Company uses Adjusted EBITDA, or adjusted earnings before interest, taxes, depreciation, amortization, transaction expenses, and minority interest, to assess business performance among its health plans and related management companies. Although some excluded items may recur, management believes that this measure provides a more useful comparison of its business performance from period to period.
The following tables provide a reconciliation of Adjusted EBITDA as used in this release to net income before preferred dividends calculated in accordance with GAAP (in thousands).

	Three Months Ended
	September 30,
	2006	2005
Net income before preferred dividends	$31,053	$8,815
Plus: income tax expense	15,963	5,823
Plus: interest expense	119	4,376
Plus: depreciation and amortization	2,541	2,207

EBITDA	49,676	21,221

Plus: transaction expenses	—	1,700	(a)
Plus: minority interest	—	794

Adjusted EBITDA	$49,676	$23,715

(a)	Represents additional transaction expenses during the third quarter of 2005 related to the Company’s recapitalization transaction in March 2005.
The following table adjusts projected GAAP EPS to projected pro-forma EPS, giving pro-forma effect to the IPO as if it had occurred on January 1, 2006 (in thousands, except per share data):

	GAAP	Pro-forma
Net income available to common stockholders	$74,600 - $78,200	$74,600 - $78,200

Adjustments:
Preferred dividends		2,021
Minority interest (after tax)		190
Pre-IPO interest expense (after tax)		5,214
Incremental FAS 123R expense (after tax)		(231)

Pro-forma net income		$81,794 - $85,394

Weighted average shares outstanding for year	54,700	57,400

EPS	$1.36 - $1.43	$1.42 - $1.49
2. Medicare Premium Revenue
($ in millions)

	For the Quarter Ended
	March 31,	June 30,	Sept. 30,
	2006	2006	2006
Medicare Advantage (not including MA-PD)	$220.8	$230.7	$253.5
MA-PD	18.8	23.7	26.3

Total Medicare Advantage	239.6	254.4	279.8
PDP	27.1	27.9	22.5

Total	$266.7	$282.3	$302.3

-MORE-

HS Reports Third Quarter Results

November 2, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
September 30, 2006 and December 31, 2005
(in thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$267,061	$110,085
Accounts receivable, net of allowance for doubtful accounts	29,464	7,248
Investment securities available for sale	8,138	8,646
Current portion of investment securities held to maturity	12,065	14,313
Deferred income tax asset	5,809	5,778
Prepaid expenses and other assets	2,922	3,148

Total current assets	325,459	149,218
Investment securities held to maturity, less current portion	21,767	22,993
Property and equipment, net	6,075	4,287
Goodwill	341,619	315,057
Intangible assets, net	83,059	87,675
Investment in and receivable from unconsolidated affiliate	1,384	1,469
Deferred financing fee	849	5,487
Restricted investments	7,210	5,652

Total assets	$787,422	$591,838

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical claims liability	$107,375	$82,645
Current portion of long-term debt	—	16,500
Accounts payable and accrued expenses	19,538	17,408
Deferred revenue	202	365
Funds held for the benefit of members	76,793	—
Other current liabilities	870	362

Total current liabilities	204,778	117,280

Long-term debt, less current portion	—	172,026
Deferred tax liability	29,097	29,782
Other long-term liabilities	283	316

Total liabilities	234,158	319,404

Minority Interest	—	11,890

Stockholders’ Equity:
Preferred stock	—	2
Common stock	573	322
Additional paid in capital	483,087	249,317
Retained earnings	69,657	10,943
Treasury Stock	(53)	(40)

Total stockholders’ equity	553,264	260,544

Total liabilities and stockholders’ equity	$787,422	$591,838

-MORE-

HS Reports Third Quarter Results

November 2, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,		September 30,
	2006	2005	2006	2005
				(Combined) (1)
Revenue:
Premium:
Medicare	$302,261	$194,630	$851,295	$497,976
Commercial	30,037	32,150	94,123	94,561

Total premium revenue	332,298	226,780	945,418	592,537
Management and fee revenue	8,249	5,156	19,995	15,479
Investment income	3,314	1,185	7,872	2,685

Total revenue	343,861	233,121	973,285	610,701

Operating Expenses:
Medical Expense:
Medicare	228,829	149,369	670,713	390,307
Commercial	27,610	29,858	83,955	81,749

Total medical expenses	256,439	179,227	754,668	472,056
Selling, general and administrative	37,839	31,909	108,410	84,885
Depreciation and amortization	2,541	2,207	7,408	5,097
Interest	119	4,376	8,576	10,192

Total operating expenses	296,938	217,719	879,062	572,230

Income before equity in earnings of unconsolidated affiliate, minority interest and income taxes	46,923	15,402	94,223	38,471
Equity in earnings of unconsolidated affiliate	93	30	264	30

Income before minority interest and income taxes	47,016	15,432	94,487	38,501
Minority interest	—	(794)	(303)	(2,466)

Income before income taxes	47,016	14,638	94,184	36,035
Income taxes	(15,963)	(5,823)	(33,449)	(14,767)

Net income	31,053	8,815	60,735	21,268
Preferred dividends	—	(4,702)	(2,021)	(10,759)

Net income available to common stockholders and members	$31,053	$4,113	$58,714	$10,509

Net Income per common share:
Basic	$0.54	$0.13	$1.09	—

Diluted	$0.54	$0.13	$1.09	—

Weighted average common shares outstanding:
Basic	57,218,805	32,283,969	53,741,536	—

Diluted	57,319,221	32,283,969	53,840,646	—

(1)	- Includes the combined results of operations of the Predecessor from January 1, 2005 through February 28, 2005, and of the Company from March 1, 2005 through September 30, 2005. The Company has included this non-GAAP financial measure because it believes that it permits a more meaningful comparison of the Company’s operating performance between the periods presented. See “Condensed Consolidated Statement of Income Information” herein on page 10.
-MORE-

HS Reports Third Quarter Results

November 2, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

			Predecessor
	Nine-Month	Seven-Month	Two-Month
	Period Ended	Period ended	Period ended
	Sept. 30, 2006	Sept. 30, 2005	February 28, 2005
Cash flows from operating activities:
Net income	$60,735	$18,562	$2,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,408	4,782	315
Amortization of deferred financing cost	195	605	—
Amortization of accrued loss on assumed lease	—	—	(97)
Equity in earnings of unconsolidated affiliate	(264)	(30)	—
Minority Interest	303	1,218	1,248
PIK Interest	116	628	—
Stock-based compensation	3,772	288	—
Deferred tax benefit	(717)	(3,447)	93
Write off of deferred financing cost	5,375	—	—
Increase (decrease) in cash and cash equivalents due changes in:
Accounts receivable	(22,216)	8,345	(2,470)
Prepaid expenses and other current assets	226	519	1,240
Medical claims liability	24,730	10,007	5,829
Accounts payable, accrued expenses and other current liabilities	2,638	(9,895)	6,202
Other long-term liabilities	(33)	—	11
Deferred revenue	(163)	67,609	(113)

Net cash provided by operating activities	82,105	99,191	14,964

Cash flows from investing activities:
Purchase of property and equipment	(3,559)	(2,024)	(149)
Purchase of investment securities	(8,334)	(17,861)	(5,942)
Sale / maturity of investment securities	12,279	11,813	836
Purchase of restricted investments	(1,558)	(134)	(214)
Distributions from affiliates	226	—	—
Purchase of minority interest	—	(44,358)	—
Acquisition, net of cash acquired	—	(218,467)	—

Net cash used in investing activities	(946)	(271,031)	(5,469)

Cash flows from financing activities:
Payments on borrowings	(188,642)	(13,608)	(117)
Proceeds from issuance of common stock and preferred stock	188,611	139,977	—
Funds received for the benefit of members	76,793	—	—
Purchase of treasury stock	(13)	—	—
Deferred financing cost	(932)	(6,366)	—
Proceeds from issuance of notes payable	—	200,000	—
Proceeds from sale of units in consolidated subsidiary	—	7,875	—
Distribution to minority stockholders	—	—	(1,771)
Cash advanced in recapitalization	—	(5,630)	1,000

Net cash provided by (used in) financing activities	75,817	322,248	(888)

Net increase in cash and cash equivalents	156,976	150,408	8,607

Cash and cash equivalents at beginning of period	110,085	—	67,834

Cash and cash equivalents at end of period	$267,061	$150,408	$76,441

-MORE-

HS Reports Third Quarter Results

November 2, 2006
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands)
(Unaudited)

	Predecessor	HealthSpring, Inc.	Combined
	Period from	Period from	Nine Months
	January 1, 2005 to	March 1, 2005 to	Ended
	February 28, 2005	Sept. 30, 2005	Sept. 30, 2005
Revenue:
Premium:
Medicare premiums	$94,764	$403,212	$497,976
Commercial premiums	20,704	73,857	94,561

Premium revenue	115,468	477,069	592,537
Management fee revenue	3,461	12,018	15,479
Investment income	461	2,224	2,685

Total revenue	119,390	491,311	610,701

Operating Expenses:
Medical expenses	90,843	381,213	472,056
Selling, general and administrative	21,608	63,277	84,885
Depreciation and amortization	315	4,782	5,097
Interest	42	10,150	10,192

Total operating expenses	112,808	459,422	572,230

Income before equity in earnings of unconsolidated affiliate, minority interest and income taxes	6,582	31,889	38,471
Equity in earnings of unconsolidated affiliate	—	30	30

Income before minority interest and income taxes	6,582	31,919	38,501
Minority interest	(1,248)	(1,218)	(2,466)

Income before income taxes	5,334	30,701	36,035
Income taxes	(2,628)	(12,139)	(14,767)

Net income	2,706	18,562	21,268
Preferred dividends	—	(10,759)	(10,759)

Net income available to members and common stockholders	$2,706	$7,803	$10,509

-END-